UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25
                                                                 SEC FILE NUMBER
                       NOTIFICATION OF LATE FILING

(Check One): [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR
                                                                   CUSIP NUMBER

       For Period Ended: March 31, 1998
                         ------------------
                [ ] Transition Report on Form 10-K
                [ ] Transition Report on Form 20-F
                [ ] Transition Report on Form 11-K
                [ ] Transition Report on Form 10-Q
                [ ] Transition Report on Form N-SAR
                For Transition Period Ended:_________________________

  Read Instruction (on back page) Before Preparing Form.  Please Print or Type.
    Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification related to a portion of the filing checked above, identify the Items(s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Realmark Property investors Limited Partnership VI-B
--------------------------------------------------------
Full Name of Registrant

N/A
--------------------------------------------------------
Former Name if Applicable

2350 N. Forest Road, Suite 12-A
--------------------------------------------------------
Address of Principal Executive Office (Street and Number)

Getzville, New York 14068
--------------------------------------------------------
City, State and Zip Code

PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

  [   ]          (a)  The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [ X ]          (b)  The subject annual report, semi-annual report,
                      transition report on Form 10-K, Form 20-F, 11-K or Form
                      N-SAR, or portion thereof, will be filed on or before the
                      fifteenth calendar day following the prescribed due date;
                      or the subject quarterly report of transition report on
                      Form 10-Q, or portion thereof will be filed on or before
                      the fifth calendar day following the prescribed due date;
                      and
  [   ]          (c)  The accountant's statement or other exhibit required by
                      Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

     Additional time is needed for independent outside auditors to complete the year-end audit of the entity. The work is in the process of being completed and statements will be filed by the extended time.

PART IV - OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


                 Anthony Cioppi                    (716)       636-9090
       --------------------------------------    -----------  ------------------
                 (Name)                          (Area Code)  (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).
                                                              [ X ] Yes [   ] No



(3) Is it anticipated that any significant change in results of operations from the corresponding period for that last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                              [   ] Yes [ X ] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


________________________________________________________________________________



              Realmark Property Investors Limited Partnership VI-B
              ----------------------------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date May 15, 1998                            By  /s/ Michael J. Colmerauer
     -----------------                           ------------------------------
                                                     Michael J. Colmerauer
                                                     Secretary of G.P.

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001)